Calculation of Filing Fee Tables
S-8
PPL Corp
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share, reserved for issuance under the Company's Second Amended and Restated 2012 Stock Incentive Plan	Other	15,500,000	$ 36.07	$ 559,085,000.00	0.0001381	$ 77,209.64
Total Offering Amounts:						$ 559,085,000.00		$ 77,209.64
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 77,209.64
Offering Note
[1]	(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of the Registrant's Common Stock that become issuable under the Second Amended and Restated 2012 Stock Incentive Plan (the "Plan") by reason of any stock dividend, stock split, recapitalization or other similar transaction pursuant to the anti-dilution provisions of the Plan. (2) Represents 15,500,000 shares of Common Stock reserved for future issuance under the Plan. (3) Estimated in accordance with Rule 457(c) and (h) of the Securities Act. Such computation is based on the average of the high and low prices as reported on the NYSE on May 11, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources